EXHIBIT 10.5
AWARD AGREEMENT FOR TIME-LAPSE
RESTRICTED STOCK UNITS
UNDER THE CENTURI HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN
This Award Agreement for Time-Lapse Restricted Stock Units, together with Appendix A (this “Award Agreement”) is dated as of [●], by and between Centuri Holdings, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), pursuant to the Centuri Holdings, Inc. Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement, including Appendix A of this Award Agreement, shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.
Overview of Your Award
Number of Restricted Stock Units Granted:    [●]
Date of Grant:     [●]
Vesting Commencement Date:     [●]
Vesting Schedule:
Subject to the Participant’s Continuous Service and other terms and conditions set forth in the Plan and this Award Agreement, the time-lapse restricted stock units will vest in accordance with the following schedule (the “Vesting Schedule”)1:

Units	Vesting Date
[●]%	[●]
[●]%	[●]
[●]%	[●]
1.    Grant of Units. The Company hereby grants the Participant an Award of Restricted Stock Units covering the number of Shares set forth above (the “Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The Units are granted in consideration of the services to be rendered by the Participant to the Company or a Related Entity. Each Unit represents the right to receive one Share if the Units vest. The Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. Unless and until such time as Shares are issued in settlement of the vested Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect to dividends paid on the Shares. The Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or
1 Note to Draft: To be revised and updated based on the vesting schedule approved by the Company’s Compensation Committee.

otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective.
2.    Vesting of Units. Except as otherwise provided herein, subject to the Participant’s Continuous Service through the applicable vesting date under the Vesting Schedule (each, a “Vesting Date”), the Units will vest in accordance with the Vesting Schedule above.
3.    Forfeiture of Units. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited upon a termination of the Participant’s Continuous Service. The Participant agrees to execute such documentation that may be reasonably requested by the Company or a Related Entity in connection with such forfeiture. All rights of the Participant with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company or a Related Entity.
4.    [Termination of Continuous Service.2
(a)    Retirement or an Involuntary Termination After Six Months Following a Change in Control. If, prior to the final Vesting Date, the Participant’s Continuous Service is terminated due to (i) Retirement or (ii) an Involuntary Termination that occurs after 6 months following the date of a Change in Control (or, such longer period provided in the Participant’s Employment Agreement), a prorated portion of the Units shall immediately vest upon such termination, with such prorated portion equal to (A) the total number of Units granted multiplied by (B) a fraction, (x) the numerator of which is the number of days the Participant provided Continuous Service during the period beginning on the day after the Vesting Date immediately preceding such termination (or on the Date of Grant, if such termination occurs prior to the first Vesting Date), and (y) the denominator of which is the number of days during the period beginning on the Vesting Date immediately preceding such termination (or on the Date of Grant, if such termination occurs prior to the first Vesting Date) and ending on the Vesting Date immediately following such termination.
(b)    Death, Disability or an Involuntary Termination Within Six Months Following a Change in Control. If, prior to the applicable Vesting Date, the Participant’s Continuous Service is terminated (i) due to the Participant’s death, (ii) by the Company following the Participant incurring a Disability or (iii) due to an Involuntary Termination that occurs within 6 months following the consummation of a Change in Control (or, such longer period provided in the Participant’s Employment Agreement), the Units shall become fully vested as of the date of such termination.]
(c)    Other Terminations. For the avoidance of doubt, if the Participant’s Continuous Service is terminated for any reason other than those set forth in Section 4(a) or Section 4(b) prior to the applicable Vesting Date, then any unvested Units shall be forfeited and the Participant’s rights with respect to any unvested Units shall cease and terminate, without any further obligation on the part of the Company or a Related Entity.
2 Note to Draft: To be revised and updated based on the vesting schedule approved by the Company’s Compensation Committee.

5.    Dividend Equivalent Rights. From the Date of Grant and until the Units are settled pursuant to Section 6, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Shares. Any such Dividend Equivalent Rights shall be valued as of the date on which they are credited to the Participant and, unless determined otherwise by the Company, reallocated to additional Units. Such additional Units may also earn Dividend Equivalent Rights and shall vest in accordance with the Vesting Schedule as if such Units had been issued on the Date of Grant. Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.
6.    Settlement of Units.
As soon as administratively possible, as determined solely by the Company, but within 60 days following the applicable Vesting Date (which, for clarity, would be the earlier of the date of termination described in Section 4(a) or Section 4(b), as applicable, or the applicable Vesting Date), the Participant shall receive a number of Shares equal to the number of Units that vest on the applicable Vesting Date (including any vested Units attributable to Dividend Equivalent Rights), and a cash payment in respect of any Dividend Equivalent Rights paid in cash, in each case, subject to the withholding requirements set forth in the Plan and Section 9 below). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.
7.    Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.
8.    Holding Requirements. The Participant acknowledges and agrees that the Participant shall accumulate Shares in accordance with the Company’s Stock Ownership and Stock Retention Policy, as amended or otherwise modified from time to time.
9.    Tax Liability and Withholding. The Participant shall be required to pay to the Company or a Related Entity, and the Company or a Related Entity shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, this Award Agreement or otherwise, the amount of any required withholding or other taxes in respect of the Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding or other taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding or other tax obligations by any of the following means, or by a combination of such means:
(a)    tendering a cash payment;
(b)    issuing a check;
(c)    conducting a wire transfer;

(d)    authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or
(e)    delivering to the Company previously owned and unencumbered Shares.
Notwithstanding any action the Company or any Related Entity takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company and any Related Entity (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Units or the subsequent sale of any Shares; and (b) does not commit to structure the Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
10.    Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Any distribution pursuant to this Award Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. Payments upon termination of Continuous Service may only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither the Company nor any Related Entity makes any representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company or any Related Entity be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.
11.    Miscellaneous.
(a)    Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Related Entity to terminate the Participant’s Continuous Service, nor confer upon the Participant any right to continued employment with the Company or any Related Entity or continued service as a Board member.
(b)    Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.
(c)    The Participant shall not have voting rights with respect to the Units until the Units are settled and have been distributed as Shares.
(d)    This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    This Award Agreement shall be governed by the corporate laws of the State of Delaware, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.
(f)    Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
(g)    The value of the Participant’s Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, unless otherwise provided in the Participant’s Employment Agreement.
(h)    The Participant understands that the Units and the Shares settled therefrom are subject to the Company’s clawback policy as effective from time to time.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety and agrees to be bound by the determinations of the Committee. The Participant acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Units are vested and the Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
CENTURI HOLDINGS, INC.
By:
Christian Brown
President and Chief Executive Officer
PARTICIPANT
By:
[●]

APPENDIX A
For purposes of this Award Agreement, notwithstanding anything to the contrary in the Plan and the Award Agreement, the following terms shall have the following meanings:
“Employment Agreement” shall mean the Participant’s employment agreement or offer letter with the Company or a Related Entity, if any, as in effect from time to time during the period beginning on the Date of Grant and ending on the date on which all of the Units have been settled or forfeited.
“Good Reason” shall have the same meaning as defined in the Participant’s Employment Agreement, or if the Participant does not have an Employment Agreement or the Participant’s Employment Agreement does not include a definition of Good Reason, then Good Reason shall not be applicable under this Award Agreement.
“Involuntary Termination” shall mean a termination of Continuous Service (a) by the Company without Cause (and, for clarity, not due to the Participant’s death, Disability or Retirement) or (b) if the Participant has an Employment Agreement that includes a definition of Good Reason, by the Participant for Good Reason (for clarity, clause (b) shall not apply if either the Participant does not have an Employment Agreement or the Participant’s Employment Agreement does not include a definition of Good Reason).
“Retirement” shall mean (i) with approval from the Company’s Chief Executive Officer (or in the case of the Chief Executive Officer, with the approval of the Committee), the Participant elects to terminate his/her employment with the Company, or one of its affiliated companies, after both attaining age 59½, and completing 12 complete calendar months of employment; or (ii) the Participant has attained age 65 and elects to leave his/her employment with the Company or one of its Related Entity.